Exhibit 16

[McGladrey & Pullen LLP Letterhead]

December 16, 2008

Securities and Exchange Commission
Washington, D.C. 20549

Commissioners:

We have read United Western Bancorp, Inc. (the “Company’s”) statements included under Item 4.01 of its Form 8-K filed on December 16, 2008 and we agree with such statements concerning our firm, except that we are not in a position to agree or disagree with the Company’s statements that our dismissal was recommended and approved by the Audit Committee of the Board of Directors.

Very truly yours,

/s/ McGladrey & Pullen LLP